--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                           COLD METAL PRODUCTS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           COLD METAL PRODUCTS, INC.
                        2200 Georgetown Drive, Suite 301
                         Sewickley, Pennsylvania 15143

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Stockholders of Cold Metal Products, Inc. will be held on July 28, 2000 at 9:00 o'clock a.m. at The Union Club, 1211 Euclid Avenue, Cleveland, Ohio 44115, for the following purposes:

          1. To elect directors for a term of one year.

          2. To consider, and if thought fit, to ratify an Option granted to John M. Fayad to purchase shares of the Company's Common Stock.

          3. To consider, and if thought fit, to ratify the appointment of auditors.

          4. To transact such other business as may properly come before the meeting.

     These items are more fully described in the Proxy Statement on the following pages. All Stockholders of record at the close of business on June 9, 2000 are entitled to vote at the meeting. Stockholders are reminded that shares cannot be voted unless the enclosed Proxy Card is properly signed and returned or other arrangements are made to have the shares represented at the Meeting.

                                            HEIDI A. NAULEAU
                                            Chairman

     The Cold Metal Products, Inc. Annual Report on Form 10-K, as filed with the United States Securities and Exchange Commission, which includes financial statements, is being mailed with this Notice of Meeting and Proxy Statement. Kindly notify American Stock Transfer & Trust Company, 40 Wall Street, New York 10005 or by telephone at 212-936-5100, if you have not received it and a copy will be sent to you.

                           COLD METAL PRODUCTS, INC.

                                PROXY STATEMENT

                              GENERAL INFORMATION

     The enclosed proxy is solicited on behalf of the Board of Directors of Cold Metal Products, Inc., a New York corporation (the "Company") for use at the 2000 annual meeting of shareholders to be held on July 28, 2000 at 9:00 a.m. at The Union Club, 1211 Euclid Avenue, Cleveland, Ohio 44115. Only shareholders of record on June 9, 2000 will be entitled to vote at the meeting. On June 9, 2000, the Company had 6,367,500 shares of Common Stock issued and outstanding.

     The Company's principal executive offices are located at 2200 Georgetown Drive, Suite 301, Sewickley, Pennsylvania 15143. This proxy statement and the accompanying form of proxy are first being sent to shareholders on approximately June 23, 2000.

     Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before it is exercised. It may be revoked by filing with the Secretary of the Company an instrument of revocation or by presentation at the meeting of a duly executed proxy bearing a later date. It may also be revoked by attendance at the meeting and election to vote in person.

     Persons acting pursuant to the proxy solicited by the Board of Directors will vote shares represented thereby (i) for the election of Raymond P. Torok, Heidi A. Nauleau, R. Quintus Anderson, Wilbur J. Berner, Claude F. Kronk, Robert
D. Neary, Edwin H. Gott, Jr., and Peter B. Sullivan as directors of the Company,
(ii) to ratify an Option granted to John M. Fayad to purchase shares of the Company's Common Stock, and (iii) to ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending March 31, 2001.

QUORUM AND VOTING PROCEDURES

     A quorum consists of the presence at the meeting, in person or by proxy, of holders of 3,183,750 shares of Common Stock. New York's Business Corporation Law provides that, a quorum being present, nominees for the office of director are to be elected by a plurality of votes cast at the meeting. Abstentions and broker non-votes are counted in determining the existence of a quorum but are not counted as votes cast for the election of directors or for the proposals as to which the stockholder abstained or the broker withheld authority. R. Quintus Anderson and Aarque Capital Corporation, a corporation controlled by R. Quintus Anderson, Sondra R. Anderson and Heidi A. Nauleau (see "Nominees for Director") together presently own 3,676,000 shares, approximately 57.7%, of the Company's Common Stock, which will be voted for the election of the directors nominated, and in favor of the proposals to ratify the Option granted to John M. Fayad and to ratify the appointment of Deloitte & Touche LLP as auditors.

STOCKHOLDER PROPOSALS

     Stockholder proposals, including nominations for the office of director, may be submitted for inclusion in the Company's 2001 proxy material after the 2000 Annual Meeting, but no later than 5:00 p.m. Eastern Standard Time on May 1, 2001. Proposals must be in writing and sent by registered, certified or express mail to: Office of the Secretary, Cold Metal Products, Inc., 2200 Georgetown Drive, Suite 301, Sewickley, Pennsylvania 15143. Facsimile or other forms of electronic submission will not be accepted. Management will carefully consider all proposals and suggestions from stockholders. When in Management's judgment adoption is clearly in the best interest of the Company and can be accomplished without stockholder approval, the proposal will be implemented without inclusion in the Company's proxy material.

SOLICITATION

     The Company will bear the entire cost of preparing, assembling, printing and mailing this proxy statement, the accompanying form of proxy and any additional material which may be furnished to shareholders. Copies of all solicitation materials will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in their names. Solicitation of proxies will be made only by the use of the mail.

                             ELECTION OF DIRECTORS

     At the Company's 2000 annual meeting of shareholders, it is intended that the shares represented by the proxy solicited by the Board of Directors will be voted, unless such authority is withheld, for the election of the eight nominees for the office of director identified below. The Board of Directors, acting in accordance with the By-Laws of the Company, has reduced the number of directors constituting the full Board from nine to eight following the resignation of Gordon A. Wilber from the office of director in 1999. Each nominee is presently a director of the Company. The Directors elected will serve for the ensuing fiscal year and until their successors have been elected. Should any of the nominees for the office of director named below be unable to accept nomination or election, which is not anticipated, persons acting under the proxy will vote for the election of such other persons as the Board of Directors of the Company may recommend.

NOMINEES FOR DIRECTOR

     R. Quintus Anderson, age 69, has served as Chairman of the Executive Committee of the Board of Directors since 1998, when he retired from the Office of Chairman of the Board of Directors. Mr. Anderson and Aarque Capital Corporation, a corporation controlled indirectly by Mr. Anderson, his wife, Sondra R. Anderson, and his daughter, Heidi A. Nauleau, the Chairman of the Company's Board of Directors, together own approximately 57.7% of the shares of Common Stock of the Company. Aarque Capital Corporation is one of a group of privately-held corporations, known as the Aarque Companies, which are owned by the Anderson family or Aarque, L.P., a limited partnership established by the Anderson family, and which are in businesses unrelated to the business of the Company. Mr. Anderson holds a Bachelor of Engineering degree from Princeton University and was granted a post-graduate fellowship at the Sloane School of Industrial Management at the Massachusetts Institute of Technology. Since his discharge as a lieutenant from the U.S. Navy in 1957, Mr. Anderson has managed, operated and acquired businesses related principally to the metal fabrication industry. Mr. Anderson is a trustee of Northwestern Mutual Life Insurance Company and a director of Oneida Ltd.

     Wilbur J. Berner, age 68, has served as a Director of the Company since 1980. Mr. Berner was the Treasurer of the Company from 1980 to 1994. On May 1, 1996, Mr. Berner retired from his positions as President of Aarque Management Corporation, one of the Aarque Companies which provides management services to other members of the group, and as Secretary and Treasurer of Aarque Capital Corporation. He had also previously served as Vice President of Aarque Steel Corporation, and presently serves as a Director and Treasurer of the Chautauqua Lake Association. Prior to joining The Aarque Companies, Mr. Berner was Secretary and Treasurer of Dahlstrom Corporation, a metal forming enterprise in Jamestown, New York. He began his career as a staff auditor with Ernst & Young. Mr. Berner holds a B.S. degree in accounting from the University of Buffalo.

     Edwin H. Gott, Jr., age 59, is a General Partner for three steel processing companies operating as Pennsylvania Limited Partnerships -- MetalTech, NexTech and GalvTech. Mr. Gott had over 15 years of management experience with LTV Steel Corporation before leaving to start up the first of the three companies -- MetalTech -- in 1984. He is Chairman of Tin Plate Partners International, a Tin Mill Products service center located in Gary, Indiana. Mr. Gott is a graduate of Lehigh University and has served as a Director of the Company since October 1994.

     Claude F. Kronk, age 68, was Vice Chairman and Chief Executive Officer of J&L Specialty Steel, Inc. Previously he was President and Chief Executive Officer of J&L Specialty Steel, having held that office since its incorporation in 1986. From 1957 until 1986, Mr. Kronk was employed by the Specialty Steel Division of LTV Steel Company, serving as President of that division from 1984 until 1986. Mr. Kronk is a graduate of Ohio Wesleyan University. Mr. Kronk has served as a Director of the Company since March of 1994.

     Heidi A. Nauleau, age 43, is Chairman of the Company and a Director, having been elected to those positions in 1998 and 1993, respectively. Mrs. Nauleau is Chairman of the Aarque Companies, having been elected to that position in 1996. Mrs. Nauleau joined the Aarque Companies in 1981 as Assistant to the Chairman and was appointed Vice President/Europe in 1984. From 1987 until 1992, she was manager of a subsidiary of Aarque Steel Corporation. Prior to joining The Aarque Companies in 1981, from 1979 until 1981, Mrs. Nauleau served as a research associate for Berndtsen International Ltd. Mrs. Nauleau is the daughter of R. Quintus Anderson. She is a graduate of the University of Pennsylvania.

     Robert D. Neary, age 66, was Co-Chairman of Ernst & Young until his retirement in 1993, having held that office since 1984. Mr. Neary served Ernst & Young in various capacities since his admission to the partnership in 1966, including service as Vice Chairman of Accounting and Auditing from 1975 to 1984. Mr. Neary is Chairman of the Boards of Trustees of Armada Funds and of Parkstone Mutual Funds and a director of Strategic Distribution, Inc. He also is Chairman of the American Institute of Certified Public Accountants Quality Control Inquiry Committee and Co-Chairman of the Great Lakes Theater and a trustee of the Greater Cleveland Salvation Army and University of Michigan Club of Cleveland. Mr. Neary is a graduate of the University of Michigan. He has served as a Director of the Company since March of 1994.

     Peter B. Sullivan, age 55, is President of PB Sullivan & Company, a registered investment advisor and licensed securities broker based in Jamestown, New York. Prior to founding his own company, Mr. Sullivan was Vice President/Office Manager with Merrill Lynch, Pierce, Fenner and Smith, Inc. where he worked for 17 years. Mr. Sullivan is a Director of the Erie Insurance Company of New York, a trustee of the YMCA of Jamestown and the State University of New York at Fredonia College Foundation, as well as the Ralph C. Sheldon Foundation. He holds a Bachelor of Science degree in Economics and a Masters in Business Management degree from Miami University. Mr. Sullivan has served as a Director of the Company since October of 1994.

     Raymond P. Torok, age 53, has served as President and Chief Executive Officer of Cold Metal Products since October of 1998. He is also a Director of the Company. Prior to joining Cold Metal Products, he served as President and Chief Executive Officer of Philadelphia Gear Corporation form 1994 to 1998. From 1968 to 1994, Mr. Torok was employed by Aluminum Company of America (Alcoa). Mr. Torok is a graduate of John Carroll University and received his Masters of Business Administration from Butler University.

COMPENSATION OF DIRECTORS

     Each of Messrs. Kronk, Neary, Gott, Sullivan and Berner are paid $10,000 annually for their service as Directors, including service on committees of the Board of Directors, and $1,000 for each meeting of the Board of Directors or a committee of the Board of Directors which he attends. Pursuant to a Non-Employee Directors' Incentive Plan (the "Plan"), adopted by the Company and approved by the Company's shareholders on March 3, 1994 and amended by the shareholders on July 20, 1995, each director who is not a salaried employee of the Company may elect to receive his annual compensation in the form of cash or Common Stock and may elect to defer receipt until a specified period after his resignation or retirement or certain other events, such as a sale or merger of the Company. Under the Plan, an accounting of compensation deferred as stock by any electing Director is maintained in a Bookkeeping Reserve (Stock) Account, and any cash dividends declared on shares of Common Stock are awarded to the Bookkeeping Reserve (Stock) Account in the form of additional units (priced at the fair market value of the Common Stock on the declaration date for such dividend) proportionate to the number of units in the Director's account multiplied by the cash dividend per share. As of March 31, 2000, Mr. Gott had 13,240.9855 units, Mr. Sullivan had 5,395.5275 units, and Mr. Berner had 1,911.3921 units in their respective Bookkeeping Reserve (Stock)

Accounts. Pursuant to the Plan, Mr. Gott has elected to defer receipt of his fiscal 2001 annual compensation. Sixty thousand shares of Common Stock are reserved for issuance pursuant to elections under the Plan. Directors who are salaried employees or officers of the Company receive no separate compensation for their service as Directors, but are reimbursed for expenses incurred in connection with attendance at meetings.

     In addition, under the Plan, all directors of the Company who are not salaried employees are granted, in connection with the beginning of their initial term, an option to purchase 10,000 shares of Common Stock. These options are granted at the fair market value on the date of the grant which is presently fixed by the Plan as July 1 following initial appointment or election and are exercisable after three years or upon certain specified events, such as a sale or merger of the Company. Pursuant to the provisions of the Plan, on March 21, 1994, Messrs. Berner, Kronk and Neary were each granted options to purchase 10,000 shares of Common Stock at $10.00 per share and, on July 1, 1995, Messrs. Gott and Sullivan received options to purchase 10,000 shares of Common Stock at the exercise price of $6.875 per share. One hundred thousand shares of Common Stock are reserved for option grants under the Plan. Additionally, pursuant to the Plan, non-employee directors are eligible for awards of options, in addition to options grantable at the beginning of their terms, grantable in the discretion of a committee of directors not eligible to receive options under the Plan, and exercisable at no less than the fair market value of the stock on the date of the grant and no less than six months from the date of the grant. On July 20, 1995, each of Messrs. Berner, Kronk and Neary was granted options to purchase 5,000 shares of Common Stock at the exercise price of $6.125 per share. On July 25, 1996, Messrs. Gott and Sullivan were granted options to purchase 5,000 shares of Common Stock at the exercise price of $5.75 per share.

     In September of 1998, Heidi A. Nauleau succeeded R. Quintus Anderson in the executive position of Chairman of the Board of Directors of the Company. Since that time Mr. Anderson has served as Chairman of the Company's Executive Committee, a position which in the fiscal year ended March 31, 2000, did not involve full time employment by the Company. In that capacity, during the fiscal year ended March 31, 2000 Mr. Anderson received cash compensation in the amount of $174,000. During the same period, the Company matched contributions by Mr. Anderson to the Company's 401(k) Plan in the amount of $3,000 in accordance with the terms of the Plan. When Mrs. Nauleau succeeded Mr. Anderson as Chairman, the Company established a supplemental executive retirement plan for him. Funding of its obligations under that plan by the Company resulted in a pretax charge of $.5 million during the fiscal year ended on March 31,1999. The plan contemplates benefits payable over a fifteen year period, but in view of his continued service as Chairman of the Executive Committee and the compensation he receives, he and the Company have agreed to defer the commencement of the benefit, no portion of which was paid in the fiscal year most recently ended.

BOARD MEETINGS AND COMMITTEES
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Board of Directors has an Audit Committee, consisting of Messrs. Neary (Chair), Sullivan and Berner. On May 25, 2000, the Company's Board of Directors adopted a revised written charter for the Audit Committee, a copy of which is included as an appendix to this proxy statement. The members of the Audit Committee are independent as independence is defined in the American Stock Exchange listing standards. The Audit Committee makes recommendations to the Board of Directors regarding selection and employment of the Company's independent accountants and, working with the Company's internal accounting staff and independent accountants, monitors and reviews the Company's accounting and control procedures. During the fiscal year ended March 31, 2000, the Audit Committee met twice; the Committee also met in May, 2000.

     The Company's Board of Directors also has a Human Resource Committee, which performs the functions of a compensation committee. The Human Resource Committee presently consists of Messrs. Kronk (Chair), Gott and Sullivan, each of whom is an outside director. In addition, Mr. Anderson, Chairman of the Executive Committee of the Board of Directors, serves the committee in an ex-officio, non-voting capacity. The Human Resource Committee is responsible for considering and making recommendations to the Board of Directors on the annual compensation of all officers of the Company, including salary, bonus, stock options and stock appreciation rights and other awards to be made under the Company's existing compensation plans. With respect to compensation for the fiscal year ended March 31, 2000, the Human Resource Committee met twice.

     The Board of Directors held a total of four meetings during the fiscal year ended March 31, 2000. During the fiscal year, each incumbent director attended at least seventy-five percent (75%) of the meetings of the Board of Directors and all meetings of the Committees of the Board of Directors that were held during the periods for which each such director served on the Board of Directors or on a Committee. The Company has no standing Nominating Committee.

                             EXECUTIVE COMPENSATION

     The table below sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended March 31, 2000, March 31, 1999 and March 31, 1998, of the following individuals (collectively, the "Named Executive Officers"): (i) all individuals serving as the Company's Chief Executive Officer for the fiscal year ended March 31, 2000; and (ii) the three most highly compensated executive officers of the Company other than the Chief Executive Officer who were serving as executive officers on March 31, 2000, and whose total annual salary and bonus for such year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                 ANNUAL COMPENSATION (1)        COMPENSATION:         ALL OTHER
                              ------------------------------    STOCK OPTIONS       COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR      SALARY        BONUS     AWARDED (#)(2)         ($)(3)
---------------------------   ----      -------      -------    --------------    -----------------
Raymond P. Torok              2000      267,500      256,000            --                2,800
President and Chief           1999      110,800(4)   100,000       400,000              100,000(5)
Executive Officer
Joseph C. Horvath             2000      127,500(6)   139,000        20,000               55,700(7)
Vice President and
Chief Financial Officer
Heidi A. Nauleau              2000      120,000      120,000            --                6,000
Chairman                      1999      120,000           --            --                4,225
                              1998(8)
David A. Berry                2000       81,600       45,000            --                4,100
Vice President --             1999(8)
Management                    1998(8)
Information Systems

---------------

 (1) No Named Executive Officer received a perquisite or other personal benefit in excess of the lesser of $50,000 or 10% of such individual's salary plus annual bonus, except as set forth at (5) and (7), below.

 (2) There were no restricted stock awards or long-term incentive plan payouts to any Named Executive Officer for any of the fiscal years identified. On October 22, 1998, the Company granted Mr. Torok an option pursuant to the 1994 Incentive Program, as amended, to purchase 200,000 shares of the Common Stock of the Company at an exercise price of $3.00 per share, the fair market value of the Common Stock on the date of the grant. At the same time, the Company granted Mr. Torok an option separate from the 1994 Incentive Program to purchase an additional 200,000 shares of the Company's Common Stock, also at $3.00 per share. The options granted to Mr. Torok on October 22, 1998 become exercisable in increments of one-third of the total number of shares covered by the grants, on October 22, 1999, 2000 and 2001, and expire ten years after the date of the grant. On July 1, 1999, the Company granted Mr. Horvath an option pursuant to the 1994 Incentive Program, as amended, to purchase 20,000 shares of the Common Stock of the Company at an exercise price of $2.69 per share, the fair market value of the Common Stock on the date of the grant. The option granted to Mr. Horvath becomes exercisable after July 1, 2002, and expires ten years after the date of the grant.

 (3) Except as otherwise noted, consists of Company contributions under its 401(k) Plan, pursuant to which the Company matches amounts of compensation which an employee elects to defer under the Plan, up to the lesser of 5% of the employee's salary or the maximum amount allowed under the Internal Revenue Code.

 (4) Mr. Torok was elected President and Chief Executive Officer of the Company effective October 22, 1998. The figure shown represents that portion of Mr. Torok's annual base salary that was paid to him during the fiscal year ended March 31, 1999.

 (5) The Company agreed to reimburse Mr. Torok for relocation expenses in an estimated amount of $100,000, which was accrued on the books of the Company for the fiscal year ended March 31, 1999; expenditure of this amount will be completed during the fiscal year ended March 31, 2001, and in that fiscal year the Company will also have purchased for a brief period the equity in Mr. Torok's prior residence pending completion of its sale.

 (6) Mr. Horvath commenced employment with the Company effective July 1, 1999. The figure shown represents that portion of Mr. Horvath's base salary that was paid to him during the fiscal year ended March 31, 2000.

 (7) The Company agreed to reimburse Mr. Horvath for relocation expenses in an estimated amount of $50,000, which was accrued on the books of the Company for the fiscal year ended March 31, 2000; expenditure of this amount will be completed during the fiscal year ended March 31, 2001.

 (8) Less than $100,000.

DEFINED BENEFIT PENSION PLAN

     Salaried employees of the Company are eligible to participate in a funded, non-contributory defined benefit pension plan maintained by the Company. The following table shows the estimated, approximate annual pension payable upon normal retirement (at or after age 65 or after 30 or more years of service) in 2000 under the pension plan to an employee with the indicated years of service and final average compensation, before reductions for social security and pension payments by predecessor employer, Jones & Laughlin.

                                                YEARS OF SERVICE
    FINAL AVERAGE        --------------------------------------------------------------
    COMPENSATION           15           20            25            30            35
    -------------        -------      -------      --------      --------      --------
 $100,000                $22,500      $30,000      $ 37,500      $ 45,000      $ 52,500
  125,000                 28,125       37,500        46,875        56,250        65,625
  150,000                 33,750       45,000        56,250        67,500        78,750
  175,000                 39,375       52,500        65,625        78,750        91,875
  200,000                 45,000       60,000        75,000        90,000       105,000
  225,000                 50,625       67,500        84,375       101,250       118,125
  250,000                 56,250       75,000        93,750       112,500       131,250
  275,000                 61,875       82,500       103,125       123,750       144,375
  300,000                 67,500       90,000       112,500       135,000       157,500

     "Final average compensation" is averaged over the five years that are within the final ten years of employment that produce the highest amount. The compensation of employees used to compute the pension described above is total compensation, exclusive of reimbursed travel and relocation expenses, profit sharing and similar distributions, overtime, Company-paid insurance (whether or not taxable) and benefits under the Company's Special Incentive Compensation Plan, until actually distributed or made available, but including any salary reduction contributions made by the employee to the Company's 401(k) Plan. Under the Internal Revenue Code, for years after 1988, pensionable earnings are limited to $200,000 per year, adjusted each year after 1989 to reflect inflation. Thus, the limits for years 1989-1993 were $200,000, $209,200, $222,220, $228,860 and $235,840, respectively. Beginning in 1994 and continuing through 1996, pensionable earnings were limited to a flat $150,000; as of January 1997, the limit was increased to $160,000; and as of January 2000 the limit was increased to $170,000.

     The estimated years of service credited to each of the Named Executive Officers is as follows: Raymond P. Torok, 1; Joseph C. Horvath, 0; Heidi A. Nauleau, 7; and David A. Berry, 15. In 1997 it was determined that, pursuant to the terms of the Plan, Mrs. Nauleau was entitled to participate from the inception of her employment by the Company. Accordingly, she has been given credit under the Plan for the full time of her employment.

                        HUMAN RESOURCE COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Human Resource Committee of the Board of Directors (the "Committee") oversees and administers executive compensation, including base salaries, bonuses and other compensation matters of the Company. The Committee is comprised exclusively of non-employee Directors and one non-voting, ex-officio member, the Chairman of the Executive Committee of the Board of Directors.

     The Committee's composition is reviewed annually. At the Company's July 22, 1999 Board meeting, the Board of Directors reappointed Mr. Claude F. Kronk as Chairman of the Human Resource Committee. Also appointed were Messrs. Edwin H. Gott, Jr. and Peter B. Sullivan. Mr. R. Quintus Anderson, Chairman of the Executive Committee, continued as a non-voting, ex-officio member.

                              COMPENSATION POLICY

     The Committee's responsibility to the Company is to design and implement a compensation structure that attracts and retains qualified executives for employment. The benchmarks used by the Committee come not only from peer steel companies but also from companies of similar size in many other industries.

     The Board of Directors has laid out the following responsibilities as those of the Human Resource Committee:

     1. Review annually of the base compensation of key executive officers.

     2. Evaluation annually of the performance of key executive officers.

     3. Determination annually of incentive based pay for key executive officers.

     4. Review of the plan for management succession.

                            COMPENSATION PHILOSOPHY

     Compensation of the Company's executive management is composed of a base salary and an incentive-based cash bonus. The Committee's philosophy is based on the principle that remuneration should be closely tied to the performance of the Company. A substantial portion of executive compensation is, therefore, cash bonus based on the financial performance of the Company.

     Base Salary. Base salaries for executives are set using comparable company data. Comparisons are made with companies in similar industries as well as companies of similar size. Salaries are reviewed annually and adjusted accordingly. Salaries may also be adjusted to reflect outstanding contribution to the financial success of the enterprise.

     Incentive-Based Cash Bonus; CEO Compensation. The Company's incentive-based bonus is reviewed annually. In the past fiscal year, the Company followed an economic value added philosophy. The Committee has charged the Chief Executive Officer with setting the parameters of this approach for management. Performance with respect to objectives is measured at the end of each fiscal year and objectives are reformulated annually. The Chief Executive Officer presents a proposed bonus calculation for key employees to the Human Resource Committee for approval. The Committee considers appropriate bonus compensation for the Chief Executive Officer based on the same criteria.

                    MEETINGS OF THE HUMAN RESOURCE COMMITTEE

     The Human Resource Committee met twice during the 2000 fiscal year on May 14, 1999, and October 19, 1999. The Committee also met in May, 2000. All directors were invited to attend the meetings. The May 14, 1999 meeting of the Committee focused on issues relating to bonus determination and deferred compensation policy (which is no longer in effect for key management). The October 19, 1999, meeting of the Committee was held to review and consider the economic value added approach for executive compensation.

                                          Claude F. Kronk, Chairman
                                          Edwin H. Gott, Jr.
                                          Peter B. Sullivan
                                          R. Quintus Anderson ex officio

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's Common Stock with the Standard & Poor's MidCap 400 Index and a composite peer group of the following intermediate processors of flat rolled steel: Gibraltar Steel Corporation, Huntco Inc., Olympic Steel, Shiloh Industries, Inc., and Steel Technologies, Inc. The comparison, which assumes an initial investment of $100 and reinvestment of dividends, commences on March 31, 1995 and continues through the next five fiscal years of the Company, ending on March 31, 2000.

                                                COLD METAL PRODUCTS, INC.       S & P MIDCAP 400               PEER GROUP
                                                -------------------------       ----------------               ----------
MAR 31, 1995                                             100.00                      100.00                      100.00
MAR 31, 1996                                              74.14                      128.49                      112.88
MAR 31, 1997                                              70.69                      142.13                      122.51
MAR 31, 1998                                              62.07                      211.83                      139.97
MAR 31, 1999                                              24.14                      212.77                       85.11
MAR 31, 2000                                              47.78                      293.81                       80.26

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                 MANAGEMENT AND CERTAIN BUSINESS RELATIONSHIPS

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of March 31, 2000 by (i) each Director, (ii) each Named Executive Officer, (iii) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock and (iv) all Directors and Executive Officers as a group.

                                                                   COMMON STOCK
                                                              BENEFICIALLY OWNED(1)
                                                              ----------------------
                  NAME OF BENEFICIAL OWNER                      NUMBER      PERCENT
                  ------------------------                    ----------    --------
R. Quintus Anderson(3)(4)(6)................................  3,726,000       58.1
Raymond P. Torok(2)(4)......................................    143,334        2.2
Heidi A. Nauleau(2)(4)(5)...................................     13,750         .2
Wilbur J. Berner(4)(6)(7)...................................     25,000         .4
Claude F. Kronk(4)(6).......................................     17,000         .3
Robert D. Neary(4)(6).......................................     20,000         .3
Edwin H. Gott, Jr.(4)(6)(7).................................     45,000         .7
Peter B. Sullivan(4)(6)(7)..................................     25,000         .4
Joseph C. Horvath(4)........................................      1,000          *
David A. Berry(4)...........................................      5,000         .1
All Directors and Executive Officers as a group
  (10 persons)(3)...........................................  4,021,084       60.5

            OTHERS

FMR Corp(8).................................................    428,800        6.7
82 Devonshire Street
Boston, MA 02109

T. Rowe Price Associates, Inc.(9)...........................    377,300        5.9
100 E. Pratt Street
Baltimore, MD 21202

Dimensional Fund Advisors Inc.(10)..........................    342,100        5.4
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Quaker Capital Management Corp.(11).........................    318,600        5.0
The Arrott Building
401 Wood Street, Suite 1300
Pittsburgh, PA 15222

---------------

 (1) The named shareholders have sole voting and investment power with respect to all shares shown as being beneficially owned by them, except as otherwise indicated.

 (2) Is a Director and an Executive Officer of the Company.

 (3) Includes 3,662,500 shares of Common Stock owned of record by Aarque Capital Corporation, which was founded by R. Quintus Anderson. Mr. Anderson, together with his spouse, is deemed to be the beneficial owner of such shares for purposes of the reporting requirements of the Securities Exchange Act of 1934, but Mr. Anderson disclaims that he is, in fact, the beneficial owner of such shares, which are owned indirectly by Aarque, L.P., a limited partnership established by the Anderson family. The address of Mr. Anderson and Aarque Capital Corporation is 20 West Fairmount Avenue, Lakewood, New York 14750.

 (4) Pursuant to grants under the Company's 1994 Incentive Program, the following Directors or Named Executive Officers have presently exercisable options to purchase the following numbers of shares of the Company's Common Stock at the exercise price of: (i) $10 per share: Mrs. Nauleau -- 7,500;
     (ii) $5.75 per share: Mr. Anderson -- 50,000; Mrs. Nauleau -- 3,750; Mr. Berry -- 5,000; (iii) $3.00 per share:

     Mr. Torok -- 66,667. In addition, as approved by the Company's shareholders at the 1999 Annual Meeting, Mr. Torok has a presently exercisable option separate from the 1994 Incentive Program to purchase an additional 66,667 shares of common stock at the price of $3.00 per share. Pursuant to grants under the Company's Non-Employee Directors' Incentive Plan each of Messrs. Kronk, Neary and Berner has a presently exercisable option to purchase 10,000 shares of the Company's Common Stock at the exercise price of $10 per share, and a presently exercisable option to purchase 5,000 shares of the Company's Common Stock at the exercise price of $6.125 per share. Also pursuant to grants under the Company's Non-Employee Directors' Incentive Plan, each of Messrs. Gott and Sullivan has a presently exercisable option to purchase 10,000 shares of the Common Stock of the Company at the exercise price of $6.875 per share, and 5,000 shares of the Common Stock of the Company at $5.75 per share. Beneficial ownership shown includes all shares covered by presently exercisable options issued to Directors or Officers of the Company.

 (5) Excludes shares owned by Aarque Capital Corporation or R. Quintus Anderson. Mrs. Nauleau is the daughter of Mr. Anderson. She disclaims beneficial ownership of shares owned by Aarque Capital Corporation or Mr. Anderson.

 (6) Is a Director of the Company.

 (7) Excludes shares deferred under the Non-Employee Directors' Incentive Plan, which shares are not beneficially owned by the named shareholders.

 (8) According to a Schedule 13G/A, Fidelity Low-Price Stock Fund, an investment company affiliated with FMR Corp. owned 332,400 or 5.219% of Company's outstanding shares on December 31, 1999. FMR Corp. and its affiliates have the power to direct the disposition of 428,800 shares but do not have the sole power to vote any shares of the Company's Common Stock.

 (9) According to a Schedule 13G, these securities are owned by T. Rowe Price Small-Cap Value Fund, Inc., representing 5.9% of the shares outstanding which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(10) According to a Schedule 13G, Dimensional Fund Advisors Inc. (Dimensional), an investment advisor, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts, which collectively own 342,100 shares. Dimensional disclaims beneficial ownership of these securities.

(11) According to a Schedule 13G/A, 312,600 of the shares indicated as beneficially owned are owned by various investment advisory clients over which Quaker Capital Management Corporation has discretionary authority. Quaker Capital Management Corporation shares voting and dispositive power over all of such shares and disclaims beneficial ownership of any such shares. Additionally, Quaker Capital Management Corporation and/or its principals and employees own 6,000 shares of the Company.

  *  Less than 0.1%.

             RATIFICATION OF GRANT OF STOCK OPTION TO JOHN M. FAYAD

     In connection with the employment of John M. Fayad as Executive Vice President -- U.S. Service Centers of the Company and the continuation of his employment as President of Alkar Steel Corporation, the Company's subsidiary acquired March 31, 2000, Mr. Fayad was granted an option (the "Executive Option") to purchase 100,000 shares of the Company's Common Stock, at $3.1875 per share. As required by New York law, the effectiveness of the Executive Option is subject to its ratification by an affirmative vote of the holders of a majority of all outstanding common shares. Aarque Capital Corporation, the Company's majority shareholder, has agreed to vote in favor of the Executive Option grant.

     The terms of the Executive Option provide for immediate exercisability with respect to 50,000 shares and exercisability with respect to the remaining 50,000 shares on March 31, 2001. Any portion of such option which has not become exercisable shall terminate when and if the employment of Mr. Fayad is terminated for any reason. To the extent not previously exercised, the Executive Option shall terminate and expire ten years from the date of the grant. The Executive Option contains a change of control provision which accelerates the exercisability of all portions of the option in the event that Aarque Capital Corporation and its affiliates cease to own shares of the Company representing a plurality of the votes entitled to be cast at any meeting of the Company's shareholders.

     There were no federal income tax consequences to the Company or Mr. Fayad upon the grant of the Executive Option. Upon exercise of the option, Mr. Fayad will be required to recognize ordinary income to the extent that the fair market value of the shares on the exercise date exceeds the exercise price. The Company will be eligible for a federal income tax deduction equal to the ordinary income recognized by Mr. Fayad. Any further gain or loss realized by Mr. Fayad on the subsequent disposition of the shares received upon exercise of the option will be a short or long term capital gain or loss, depending upon the holding period of the shares.

     The closing price of the shares of Common Stock of the Company on the American Stock Exchange on June 9, 2000 was $3 3/4.

     The Board of Directors unanimously recommends that you vote for this proposal.

                            RATIFICATION OF AUDITORS

     The Board of Directors of the Company has appointed the firm of Deloitte & Touche LLP ("Deloitte & Touche"), independent accountants, to be the Company's auditors for the fiscal year ended March 31, 2001 and recommends to stockholders that they vote for ratification of the appointment. Deloitte & Touche has served in this capacity for the fiscal year ended March 31, 2000 and for each fiscal year of the Company since its incorporation in 1980. A representative of Deloitte & Touche will be present at the meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

     The appointment of auditors is approved annually by the Board of Directors. Ratification of the appointment of Deloitte & Touche by stockholders is not required by law. However, as a matter of policy, the appointment of Deloitte & Touche is submitted to the stockholders for ratification. The decision of the Board of Directors is based upon recommendation of the Audit Committee which approves in advance the audit scope, types of non-audited services, and the estimated fees for the coming year.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any matters, other than (i) the election of directors, (ii) the ratification of the Executive Option granted to John M. Fayad to purchase shares of the Company's Common Stock, and (iii) the ratification of the appointment of independent auditors, to come before the annual meeting. If any matter not mentioned in this proxy statement is properly brought before the meeting, the persons named in the proxy solicited by the Board of Directors will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                                          By Order of the Board of Directors

                                          HEIDI A. NAULEAU
                                          Chairman

                                    APPENDIX

                           COLD METAL PRODUCTS, INC.
                            AUDIT COMMITTEE CHARTER

     This charter shall be reviewed, updated and approved annually by the Board of Directors.

ROLE AND INDEPENDENCE

     The Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the corporation and other such duties as directed by the Board. The membership of the Committee shall consist of as least three directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment, and shall meet the director independence requirements for serving on audit committees as set forth in the corporate governance standards of the American Stock Exchange. The Committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent accountants and the management of the corporation. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

     The Board of Directors shall appoint one member of the Audit Committee as Chairperson. He or she shall be responsible for leadership of the Committee, including preparing the agenda, presiding over the meetings, making Committee assignments and reporting to the Board of Directors. The Chairperson will also maintain regular liaison with the CEO, CFO, and the lead independent audit partner.

RESPONSIBILITIES

     The Audit Committee's primary responsibilities include:

     - Recommending to the Board the independent accountant to be selected or retained to audit the financial statements of the corporation. In so doing, the Committee will request from the auditor a written affirmation that the auditor is in fact independent, discuss with the auditor any relationships that may impact the auditor's independence, and recommend to the Board any actions necessary to oversee the auditor's independence.

     - Overseeing the independent auditor relationship by discussing with the auditor the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditor full access to the Committee (and the Board) to report on any and all appropriate matters.

     - Providing guidance and oversight as to the appropriateness of establishing an internal audit function of the corporation.

     - Reviewing the audited financial statements and discussing them with management and the independent auditor. These discussions shall include consideration of the quality, not just the acceptability, of the company's accounting principles and disclosure practices as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded and such other inquiries as may be appropriate. Based on the review, the Committee shall make its recommendation to the Board as to the inclusion of the company's audited financial statements in the company's annual report on Form 10-K.

     - Reviewing with management and the independent auditor the quarterly financial information prior to the company's filing of Form 10-Q. This review may be performed by the Committee or its Chairperson.

     - Discussing with management and the auditors the quality and adequacy of the company's internal controls.

     - Discussing with management the status of pending litigation, taxation matters and other areas of oversight to the legal and compliance area as may be appropriate.

     - Reporting Audit Committee activities to the full Board and issuing annually a report to be included in the proxy statement (including appropriate oversight conclusions) for submission to the shareholders.

     - Review accounting and financial human resources and succession planning within the company.

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!


                         ANNUAL MEETING OF STOCKHOLDERS
                           COLD METAL PRODUCTS, INC.


                                 JULY 28, 2000


                Please Detach and Mail in the Envelope Provided

A /X/ Please mark your
      votes as indicated
      in this example.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES AND FOR
                               PROPOSALS 2 AND 3.


                FOR  Withheld                                                                           FOR  AGAINST  ABSTAIN
1. Election of  / /    / /   Nominees: R. Quintus Anderson   2. Ratification of Option Grant to John M. / /    / /      / /
   Directors                           Heidi A. Nauleau         Fayad.
                                       Wilbur J. Berner
For, except vote withheld from         Claude F. Kronk
the following nominee(s):              Robert D. Neary       3. Ratification of appointment of         / /    / /      / /
                                       Edwin H. Gott, Jr.       Independent Accountants.
______________________________         Peter B. Sullivan
                                       Raymond P. Torok


                                                                                                            Change of  / /
                                                                                                     Address/comments
                                                                                                    and note at left

                                                                                        I plan to  / /  I do not plan / /
                                                                                       attend the       to attend the
                                                                                          meeting       meeting

SIGNATURE(S) __________________________________________________________________________________________ DATE __________, 2000

NOTE:     Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

           THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                           COLD METAL PRODUCTS, INC.
         PROXY FOR 2000 ANNUAL MEETING OF STOCKHOLDERS -- JULY 28, 2000

The undersigned stockholder of Cold Metal Products, Inc. (the "Company") hereby revokes all previous proxies and appoints Raymond P. Torok, Corinn S. Grossetti and Heidi A. Nauleau or any one of them who acts, with full power of substitution, Proxies and Attorneys-in-Fact, on behalf of and in the name of the undersigned, to vote and otherwise represent all of the shares registered in the name of the undersigned at the 2000 Annual Meeting of Stockholders of the Company to be held on July 28, 2000, at The Union Club, 1211 Euclid Avenue, Cleveland, Ohio 44115 or any adjournment thereof, with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner:


                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)